SUB-ITEM 77I(b)
CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC. (The
?Fund?)






 Authorization of Mandatory Redeemable Preferred Shares on March
26, 2015.

The Fund has authorized the creation, issuance and sale of shares of three new series of Preferred Stock (as defined in the Fund's charter) classified and designated as (i) "Series A Mandatory Redeemable Preferred Stock" (the "Series A MRP Shares"), $.001 par value per share, with a liquidation preference of $100,000 per share and consisting of 150 Series A MRP Shares; provided that in no event shall the aggregate purchase price of the Series A MRP Shares exceed $15,000,000,
(ii) "Series B Mandatory Redeemable Preferred Stock" (the "Series B MRP Shares"), $.001 par value per share, with a liquidation preference of $100,000 per share and consisting of 125 Series . B MRP Shares; provided that in no event shall the aggregate purchase price of the Series B MRP Shares exceed $12,500,000 and (iii) "Series C Mandatory Redeemable Preferred Stock" (the "Series C MRP Shares," together with the Series A MRP Shares and Series B MRP Shares, the "MRP Shares"), $.001 par value per share, with a liquidation preference of $100,000 per share and consisting of 425 Series C MRP Shares; provided that in no event shall the aggregate purchase price of the Series C MRP Shares exceed $42,500,000. The MRP Shares will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the Articles Supplementary (the ?Articles Supplementary?) describing the MRP Shares in the form attached to Form N-SARS as Sub-Item 77Q1(a).

The MRP Shares will rank, as to preferences on payment of dividends or distribution of assets upon liquidation, on a parity with shares of any other series of Preferred Stock and prior to any and all of the Common Stock or of any other class of shares of capital stock of the Fund ranking junior to the Preferred Stock.


Please also refer to Sub-Item 77Q1(a) of this Form N-SARS.